                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces First Quarter 2023 Results
•GAAP and adjusted EPS for the quarter of $0.57 and $0.64 per diluted share, respectively
•Revenue increased 7% sequentially due to strong customer demand and improved pricing
•Net income increased 41% sequentially
•Adjusted EBITDA increased 20% sequentially
•Oil & Gas segment contribution margin increased 16% sequentially
•Industrial & Specialty Products segment contribution margin increased 7% sequentially
•Amended and restated $1.1 billion Credit Agreement and extinguished $109 million of debt in March

Katy, Texas, April 27, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced net income of $44.6 million, or $0.57 per diluted share, for the first quarter ended March 31, 2023. The first quarter results were impacted by $7.0 million pre-tax, or $0.07 per diluted share after-tax, of charges primarily related to the loss on extinguishment of debt and business optimization costs, resulting in adjusted EPS (a non-GAAP measure) of $0.64 per diluted share.
These results compared with a net income of $31.6 million, or $0.40 per diluted share, for the fourth quarter of 2022, which were impacted by $2.7 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expenses and business optimization costs, partially offset by the gain on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.43 per diluted share.
Bryan Shinn, Chief Executive Officer, commented, "We delivered exceptional results in the first quarter, reporting record Adjusted EBITDA and the highest level of total contribution margin dollars since 2018. Customer demand in our Oil and Gas segment remained robust and we improved pricing and expanded margins. Our Industrial and Specialty Products segment profitability increased 13% on a year-over-year basis through price increases and greater sales of higher-margin products. We also successfully entered into a new $1.1 billion Credit Agreement in the first quarter and concurrently extinguished $109 million of debt, further strengthening our balance sheet.
We expect to remain effectively sold out for sand proppant in 2023 supported by robust contractual commitments at 84% of production capacity. Our SandBox last mile logistics offering is also in strong demand and poised for another year of record profitability. In our Industrial and Specialty Products segment, we are commercializing new products, realizing benefits from structural cost reductions and price increases and continuing to sign favorable long-term contracts.
Based on the strength of our business so far this year, coupled with the visibility provided by our customer contracts and market feedback, we are raising our guidance and now expect 2023 company Adjusted EBITDA to increase 25% to 30% sequentially with associated free cash flow generation in excess of $200 million."

First Quarter 2023 Highlights
Total Company
•Revenue of $442.2 million for the first quarter of 2023 increased 7% compared with $412.9 million in the fourth quarter of 2022 and increased 45% when compared with the first quarter of 2022.
•Net income of $44.6 million for the first quarter of 2023 increased 41% compared with $31.6 million in the fourth quarter of 2022 and increased significantly when compared with a net loss of $8.4 million in the first quarter of 2022.
•Overall tons sold of 4.934 million for the first quarter of 2023 increased 7% compared with 4.606 million tons sold in the fourth quarter of 2022 and increased 19% when compared with the first quarter of 2022.
•Contribution margin of $152.8 million for the first quarter of 2023 increased 14% compared with $134.4 million in the fourth quarter of 2022 and increased 85% when compared with the first quarter of 2022.
•Adjusted EBITDA of $124.6 million for the first quarter of 2023 increased 20% compared with $104.2 million in the fourth quarter of 2022 and increased 136% when compared with the first quarter of 2022.

Oil & Gas
•Revenue of $300.0 million for the first quarter of 2023 increased 10% when compared with $273.7 million in the fourth quarter of 2022 and increased 70% when compared with the first quarter of 2022.
•Tons sold of 3.921 million for the first quarter of 2023 increased 10% compared with 3.568 million tons sold in the fourth quarter of 2022 and increased 28% when compared with the first quarter of 2022.
•Segment contribution margin of $109.9 million, or $28.03 per ton, increased 16% when compared with $94.4 million in the fourth quarter of 2022 and increased 146% when compared with the first quarter of 2022.

Industrial & Specialty Products (ISP)
•Revenue of $142.2 million for the first quarter of 2023 increased 2% compared with $139.2 million in the fourth quarter of 2022 and increased 11% when compared with the first quarter of 2022.
•Tons sold of 1.013 million for the first quarter of 2023 decreased 2% compared with 1.038 million tons sold in the fourth quarter of 2022 and decreased 6% when compared with the first quarter of 2022.
•Segment contribution margin of $42.9 million, or $42.38 per ton, for the first quarter of 2023 increased 7% compared with $40.0 million in the fourth quarter of 2022 and increased 13% when compared with the first quarter of 2022.

Capital Update
As of March 31, 2023, the Company had $139.5 million in cash and cash equivalents and total debt was $910.6 million. The Company's $150.0 million Revolver had zero drawn, with $21.3 million allocated for letters of credit, and availability of $128.7 million. During the first quarter of 2023, the Company generated $40.9 million in cash flow from operations and capital expenditures in the first quarter totaled $18.9 million.
Outlook and Guidance
Looking forward to the second quarter, the Company's two business segments remain well positioned in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development. The Company also expects growth in its underlying base business, coupled with pricing increases and surcharges to continue to fight inflationary impacts.
The oil and gas industry is progressing through a multi-year growth cycle. Constructive customer sentiment and strength in WTI crude oil prices are supportive of an active well completions environment in 2023.

The Company remains focused on generating free cash flow and de-levering the balance sheet. It expects to produce significant operating cash flow in 2023, and projects investing at the high-end of capital expenditures guidance of $50-$60 million for the year.

Conference Call
U.S. Silica will host a conference call for investors tomorrow, April 28, 2023 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13738042. The replay will be available through May 28, 2023.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-looking Statements
This first quarter 2023 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's estimated and projected costs and cost reduction programs, reserves and finished products estimates, growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, and the expected outcome or impact of pending or threatened litigation. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflict between Russia and Ukraine; the effect of the COVID-19 pandemic on markets the Company serves; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Total sales	$442,240	$412,934	$304,887
Total cost of sales (excluding depreciation, depletion and amortization)	293,133	282,904	226,869
Operating expenses:
Selling, general and administrative	29,163	34,978	40,110
Depreciation, depletion and amortization	35,386	33,202	37,749
Total operating expenses	64,549	68,180	77,859
Operating income	84,558	61,850	159
Other (expense) income:
Interest expense	(24,061)	(22,821)	(17,173)
Other (expense) income, net, including interest income	(2,352)	3,437	1,531
Total other expense	(26,413)	(19,384)	(15,642)
Income (loss) before income taxes	58,145	42,466	(15,483)
Income tax (expense) benefit	(13,573)	(10,950)	6,969
Net income (loss)	$44,572	$31,516	$(8,514)
Less: Net loss attributable to non-controlling interest	(76)	(74)	(121)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$44,648	$31,590	$(8,393)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.58	$0.42	$(0.11)
Diluted	$0.57	$0.40	$(0.11)
Weighted average shares outstanding:
Basic	76,517	75,711	75,240
Diluted	78,292	78,026	75,240
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	March 31, 2023	December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$139,494	$280,845
Accounts receivable, net	226,395	208,631
Inventories, net	152,419	147,626
Prepaid expenses and other current assets	16,525	20,182
Total current assets	534,833	657,284
Property, plant and mine development, net	1,161,250	1,178,834
Lease right-of-use assets	39,818	42,374
Goodwill	185,649	185,649
Intangible assets, net	138,452	140,809
Other assets	9,921	9,630
Total assets	$2,069,923	$2,214,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$178,738	$216,239
Current portion of operating lease liabilities	19,101	19,773
Current portion of long-term debt	13,590	19,535
Current portion of deferred revenue	10,793	16,275
Income tax payable	4,436	128
Total current liabilities	226,658	271,950
Long-term debt, net	897,013	1,037,458
Deferred revenue	14,390	14,477
Liability for pension and other post-retirement benefits	30,476	30,911
Deferred income taxes, net	73,304	64,636
Operating lease liabilities	60,135	64,478
Other long-term liabilities	26,390	25,976
Total liabilities	1,328,366	1,509,886
Stockholders’ Equity:
Preferred stock	—	—
Common stock	876	854
Additional paid-in capital	1,238,098	1,234,834
Retained deficit	(306,436)	(351,084)
Treasury stock, at cost	(196,116)	(186,196)
Accumulated other comprehensive loss	(2,448)	(1,723)
Total U.S. Silica Holdings, Inc. stockholders’ equity	733,974	696,685
Non-controlling interest	7,583	8,009
Total stockholders' equity	741,557	704,694
Total liabilities and stockholders’ equity	$2,069,923	$2,214,580

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Sales:
Oil & Gas Proppants	$300,013	$273,717	$176,244
Industrial & Specialty Products	142,227	139,217	128,643
Total sales	442,240	412,934	304,887
Segment contribution margin:
Oil & Gas Proppants	109,897	94,437	44,753
Industrial & Specialty Products	42,929	40,004	37,834
Total segment contribution margin	152,826	134,441	82,587
Operating activities excluded from segment cost of sales	(3,719)	(4,411)	(4,569)
Selling, general and administrative	(29,163)	(34,978)	(40,110)
Depreciation, depletion and amortization	(35,386)	(33,202)	(37,749)
Interest expense	(24,061)	(22,821)	(17,173)
Other (expense) income, net, including interest income	(2,352)	3,437	1,531
Income tax (expense) benefit	(13,573)	(10,950)	6,969
Net income (loss)	$44,572	$31,516	$(8,514)
Less: Net loss attributable to non-controlling interest	(76)	(74)	(121)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$44,648	$31,590	$(8,393)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$44,648	$31,590	$(8,393)
Total interest expense, net of interest income	21,568	21,511	17,153
Provision for taxes	13,573	10,950	(6,969)
Total depreciation, depletion and amortization expenses	35,386	33,202	37,749
EBITDA	115,175	97,253	39,540
Non-cash incentive compensation (1)	3,335	4,875	4,657
Post-employment expenses (excluding service costs) (2)	(839)	(674)	(701)
Merger and acquisition related expenses (3)	224	1,495	1,868
Plant capacity expansion expenses (4)	66	86	46
Contract termination expenses (5)	—	—	6,500
Business optimization projects (6)	956	648	11
Facility closure costs (7)	81	303	490
Other adjustments allowable under the Credit Agreement (8)	5,637	170	492
Adjusted EBITDA	$124,635	$104,156	$52,903

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a supplier service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended March 31, 2023 also included costs related to severance restructuring of $0.8 million, an adjustment to non-controlling interest of $0.2 million and $5.3 million related to the loss on extinguishment of debt, offset by an insurance recovery of $0.8 million. The three months ended December 31, 2022 also included restructuring severance of $0.8 million and an adjustment to non-controlling interest of $0.2 million, offset by the gain on extinguishment of debt of $1.2 million. The three months ended March 31, 2022 also included costs related to weather events and supplier and logistical issues of $0.8 million, severance restructuring of $0.1 million, an adjustment to non-controlling interest of $0.1 million, partially offset by proceeds of the sale of assets of $0.5 million.
Forward-looking Non-GAAP Measures
A reconciliation of Adjusted EBITDA and free cash flow generation as used in our guidance, each of which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.
U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations & Sustainability
(281) 505-6011
gil@ussilica.com